Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David Lilly	Mark Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820
CARVER BANCORP, INC. ANNOUNCES EXCHANGE OF PREFERRED STOCK WITH
THE U.S. TREASURY
REDUCING EXPENSE $569,000 ANNUALLY
New York, New York, August 30, 2010 — Carver Bancorp, Inc. (“Carver”)(NASDAQ: CARV), the holding company for Carver Federal Savings Bank(the “Bank”), today announced that on Friday August 27, 2010 it exchanged $18.98 million of its preferred stock previously issued to the United States Department of the Treasury (the “U.S. Treasury”), in connection with Carver’s participation in the Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”), for an equivalent amount under the Community Development Capital Initiative (“CDCI”). The transaction will reduce the dividend rate that Carver pays to the U.S. Treasury from 5% to 2%, saving $569,000 annually, and extend the total period in which this lower cost capital can be utilized from five to eight years.
The U.S. Treasury established the CDCI to invest lower cost capital in Community Development Financial Institutions (“CDFI”), supporting their efforts to provide credit to small businesses and other qualified customers during this very challenging economic period. Carver, a CDFI, conducts most of its depository and lending activities in disadvantaged communities.
“We appreciate the U.S. Treasury’s leadership in recognizing the unique role of CDFI’s and dearth of capital in urban communities,” said Deborah C. Wright, Carver’s Chairman and CEO. “This transaction will enhance our ability to utilize capital consistent with our long history of commitment to New York City’s underserved communities.”
Carver has exchanged with the U.S. Treasury all 18,980 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, with a liquidation preference of $1,000 per share. The preferred stock investment represents $18.98 million dollars, or approximately 3 percent of Carver’s risk weighted assets as of June 30, 2010. No warrants were issued in either transaction.
About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.